Exhibit 99.1

ATI Announces Fourth Quarter and Full Year 2019 Results

Strong Execution Drives Solid Operating Results Across ATI

  Fourth Quarter 2019 Highlights
    Sales of $1.02 billion, down 2% compared to Q4 2018, up 3% excluding divestitures
    Business segment operating profit of $105.3 million, or 10.3% of sales
    $491 million of cash on hand at year-end after reducing debt by $150 million
    Net income attributable to ATI of $56.5 million, or $0.41 per share
      Adjusted net income of $50.2 million, or $0.36 per share
  Full Year 2019 Highlights
    Sales of $4.12 billion, up 2% compared to 2018, up 4% excluding divestitures
    Business segment operating profit of $380.7 million, or 9.2% of sales
    Generated $250 million in cash proceeds from sales of non-core assets
    Net income attributable to ATI of $257.6 million, or $1.85 per share
      Adjusted net income of $165.1 million, or $1.21 per share

PITTSBURGH--(BUSINESS WIRE)--February 4, 2020--Allegheny Technologies Incorporated (NYSE: ATI) reported fourth quarter 2019 results, with sales of $1.02 billion and net income attributable to ATI of $56.5 million, or $0.41 per share. Fourth quarter 2019 results include several special charges (pretax): a $21.6 million debt extinguishment charge for the early retirement of $500 million Senior Notes due January 2021, an $11.4 million impairment reserve related to our A&T Stainless joint venture, and a $4.5 million business restructuring charge to streamline ATI’s salaried workforce. Fourth quarter results also include a $41.9 million tax benefit primarily related to the release of a significant portion of our income tax valuation allowances. Excluding the net effect of these special charges and tax benefits, adjusted net income attributable to ATI was $50.2 million, or $0.36 per share. For the fourth quarter 2018, sales were $1.04 billion and net income attributable to ATI was $41.1 million, or $0.30 per share.

For the full year 2019, sales were $4.12 billion and net income attributable to ATI was $257.6 million, or $1.85 per share. In addition to the fourth quarter special items, full year 2019 results include $89.8 million in pretax gains on sales of non-core assets. Excluding these items net-of-tax, 2019 net income attributable to ATI was $165.1 million, or $1.21 per share. This compares to 2018 sales of $4.05 billion and net income attributable to ATI of $222.4 million, or $1.61 per share. On an adjusted basis, 2018 net income attributable to ATI was $207.7 million, or $1.51 per share.

“The team executed well in the fourth quarter, delivering solid results in both operating segments, and successfully capping a challenging year buffeted by industry, supply chain and regulatory headwinds,” said Robert S. Wetherbee, ATI President and Chief Executive Officer. “Excluding divested businesses, we expanded our 2019 aerospace and defense sales by a double-digit percentage versus the prior year, demonstrating our focus on strategic end-markets where materials science matters.

“We continue to build on our foundation for profitable growth in the HPMC segment with several key long-term contract renewals in 2019, including a $2.5 billion agreement with GE Aviation signed in the fourth quarter that both extended and expanded our relationship with this important customer. In the FRP segment, we recorded our third straight year of profitability despite the ongoing negative impacts from global trade policies and domestic tariffs as well as weak standard stainless end-market demand,” said Wetherbee.

“We significantly improved our balance sheet health in 2019, including a $150 million gross debt reduction in the fourth quarter and a pension annuitization earlier in the year,” he said. “We generated significant free cash flow in 2019 through our strong operational performance and the sale of non-strategic assets and ended the year with nearly $500 million of cash on hand,” Wetherbee concluded.

Operating Results By Segment

	Three months ended			Year ended
HPMC ($M)	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
Sales	$602.8	$551.7	$596.1	$2,398.1	$2,334.2

Segment Operating Profit	$92.8	$78.8	$76.0	$343.1	$335.4
% of Sales	15.4%	14.3%	12.7%	14.3%	14.4%
  HPMC sales increased 1% in the fourth quarter 2019 year-over-year and increased by 10% excluding sales from the recently divested titanium investment castings and industrial forgings businesses. In the fourth quarter 2019, 77% of segment sales were to the aerospace and defense markets, with next-generation jet engine products sales representing 53% of total HPMC jet engine product sales.
  HPMC operating profit increased 22% compared to the prior year period, to $92.8 million, while segment operating profit margins grew by 270 basis points year-over-year to 15.4% of sales. HPMC segment sales and operating profits also improved sequentially versus third quarter 2019, primarily due to higher aerospace and defense markets sales and normal business seasonal patterns.
	Three months ended			Year ended
FRP ($M)	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
Sales	$415.8	$467.0	$441.8	$1,724.4	$1,712.4

Segment Operating Profit	$12.5	$20.4	$11.3	$37.6	$77.8
% of Sales	3.0%	4.4%	2.6%	2.2%	4.5%
  FRP fourth quarter 2019 sales were 6% lower compared to the prior year and 11% lower than the third quarter 2019, primarily due to lower demand for oil & gas related products and from the automotive and general industrial markets and in line with global trends. Aerospace and defense markets sales continued to expand, representing 16% of fourth quarter 2019 sales.
  FRP segment operating profit was $12.5 million, or 3% of sales, increasing 11% compared to prior year but declining versus a seasonally stronger third quarter 2019 that benefitted from higher raw material surcharges. FRP segment results for the fourth quarter 2019 compared to the prior year reflect higher retirement benefit expense of approximately $6 million. ATI’s share of the A&T Stainless joint venture improved by nearly $2 million compared to the prior year quarter, but remained unprofitable due to Section 232 tariffs.

Corporate Items

  ATI recorded an $11.4 million impairment reserve for the A&T Stainless joint venture, including ATI’s share of a long-lived asset impairment charge recognized by the joint venture on the carrying value of its production facility in Midland, PA. This charge was excluded from Flat Rolled Products segment results. ATI continues to pursue Section 232 tariff relief on imports of Indonesian-sourced stainless slabs.
  A $4.5 million restructuring charge was recorded in the fourth quarter 2019 to streamline ATI’s salaried workforce, primarily to improve the cost competitiveness of the U.S.-based Flat Rolled Products business.
  Corporate expenses in the fourth quarter 2019 were $16.2 million, or $1.0 million lower than prior year, primarily due to corporate-owned life insurance gains.
  Closed operations and other expenses in the fourth quarter 2019 were $6.3 million, or $1.3 million higher year-over-year, mainly due to higher retirement benefit expenses.
  ATI had a 5% effective tax rate for the fourth quarter 2019, as income tax valuation allowances on U.S. federal and state deferred tax assets remained during the period. At December 31, 2019, ATI determined that a substantial portion of these income tax valuation allowances were no longer required due to improved profitability. As a result, a $41.9 million discrete tax benefit was recognized in the quarter primarily related to reversal of this valuation allowance. Prospectively, the Company expects to record income tax expense using a tax rate between 23% and 25%. However, the Company does not expect to pay any significant U.S federal or state income taxes for the next few years due to net operating loss carryforwards.
  In the fourth quarter 2019, ATI issued $350M of 5.875% Notes due December 2027 (2027 Notes). Proceeds from the 2027 Notes and cash on hand were used to redeem the $500M 5.95% Notes due January 2021. A $21.6 debt extinguishment charge was recorded as part of this action, and ATI’s outstanding debt declined by $150 million.
  Cash on hand at December 31, 2019 was $490.8 million and available additional liquidity under the Company’s recently extended asset-based lending (ABL) credit facility was approximately $450 million. For the full year 2019, cash provided by operating activities was $230.1 million, including $88.4 million from managed working capital. ATI contributed $145.0 million to the U.S. defined benefit pension trust during the year. Cash provided by investing activities was $81.7 million, as $250.1 million in proceeds from the sale of businesses and other non-core assets more than offset capital expenditures of $168.2 million. Cash used in financing activities was $203.0 million, primarily due to $176.4 million in aggregate payments related to the redemption of the 2021 Notes and issuance of the 2027 Notes.

Strategy and Outlook

“Looking ahead, we expect to increase first quarter earnings per share year-over-year on a like-tax basis despite aerospace industry challenges,” said Wetherbee. “We are proactively managing our cost structure and will be opportunistic with our capacity to minimize the negative financial impacts from the 737 MAX production stoppage. We will provide more commentary on our full-year 2020 outlook and underlying assumptions in our fourth quarter conference call.”

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, February 4, 2020, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward‑looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended December 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018

Sales	$1,018.6	$1,018.7	$1,037.9	$4,122.5	$4,046.6

Cost of sales	849.3	859.0	890.3	3,484.7	3,416.3
Gross profit	169.3	159.7	147.6	637.8	630.3

Selling and administrative expenses	66.3	65.2	72.9	267.2	268.2
Restructuring charges	4.5	-	-	4.5	-
Operating income	98.5	94.5	74.7	366.1	362.1
Nonoperating retirement benefit expense	(18.4)	(18.5)	(8.4)	(73.6)	(33.9)
Interest expense, net	(24.1)	(24.2)	(25.2)	(99.0)	(101.0)
Debt extinguishment charge	(21.6)	-	-	(21.6)	-
Other (expense) income, net	(13.2)	67.2	(1.9)	69.7	20.5
Income before income taxes	21.2	119.0	39.2	241.6	247.7
Income tax (benefit) provision	(38.8)	3.7	(5.8)	(28.5)	11.0
Net income	$60.0	$115.3	$45.0	$270.1	$236.7
Less: Net income attributable to noncontrolling interests	3.5	4.3	3.9	12.5	14.3
Net income attributable to ATI	$56.5	$111.0	$41.1	$257.6	$222.4

Basic net income attributable to ATI per common share	$0.45	$0.88	$0.33	$2.05	$1.78

Diluted net income attributable to ATI per common share	$0.41	$0.78	$0.30	$1.85	$1.61

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
Sales:
High Performance Materials & Components	$602.8	$551.7	$596.1	$2,398.1	$2,334.2
Flat Rolled Products	415.8	467.0	441.8	1,724.4	1,712.4

Total external sales	$1,018.6	$1,018.7	$1,037.9	$4,122.5	$4,046.6

Operating profit:

High Performance Materials & Components	$92.8	$78.8	$76.0	$343.1	$335.4
% of Sales	15.4%	14.3%	12.7%	14.3%	14.4%

Flat Rolled Products	12.5	20.4	11.3	37.6	77.8
% of Sales	3.0%	4.4%	2.6%	2.2%	4.5%

Total operating profit	105.3	99.2	87.3	380.7	413.2
% of Sales	10.3%	9.7%	8.4%	9.2%	10.2%

LIFO and net realizable value reserves	-	-	(0.7)	(0.1)	(0.7)

Corporate expenses	(16.2)	(16.0)	(17.2)	(66.8)	(58.1)

Closed operations and other expense	(6.3)	(8.2)	(5.0)	(25.5)	(21.6)

Restructuring and other charges	(4.5)	-	-	(4.5)	-

Gain on joint venture deconsolidation	-	-	-	-	15.9

Joint venture impairment charge	(11.4)	-	-	(11.4)	-

Gains on asset sales, net	-	68.2	-	89.8	-

Debt extinguishment charge	(21.6)	-	-	(21.6)	-

Interest expense, net	(24.1)	(24.2)	(25.2)	(99.0)	(101.0)

Income before income taxes	$21.2	$119.0	$39.2	$241.6	$247.7

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	December 31,	December 31,
	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$490.8	$382.0
Accounts receivable, net of allowances for doubtful accounts	554.1	527.8
Short-term contract assets	38.5	51.2
Inventories, net	1,155.3	1,211.1
Prepaid expenses and other current assets	64.3	74.6
Total Current Assets	2,303.0	2,246.7

Property, plant and equipment, net	2,450.1	2,475.0
Goodwill	525.8	534.7
Other assets	355.7	245.4

Total Assets	$5,634.6	$5,501.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$521.2	$498.8
Short-term contract liabilities	78.7	71.4
Short-term debt and current portion of long-term debt	11.5	6.6
Other current liabilities	237.8	260.1
Total Current Liabilities	849.2	836.9

Long-term debt	1,387.4	1,535.5
Accrued postretirement benefits	312.5	318.4
Pension liabilities	731.5	730.0
Deferred income taxes	7.0	12.9
Other long-term liabilities	153.8	76.5
Total Liabilities	3,441.4	3,510.2

Total ATI stockholders' equity	2,090.1	1,885.7
Noncontrolling interests	103.1	105.9
Total Equity	2,193.2	1,991.6

Total Liabilities and Equity	$5,634.6	$5,501.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Fiscal Year Ended
	December 31
	2019	2018

Operating Activities:

Net income	$270.1	$236.7

Depreciation and amortization	151.1	156.4
Deferred taxes	(40.9)	2.1
Gains from disposal of property, plant and equipment, net	(90.6)	(1.2)
Net loss from sales of businesses	1.8	-
Non-cash joint venture impairment charge	11.4	-
Debt extinguishment charge	21.6	-
Change in managed working capital	88.4	74.1
Change in retirement benefits	(103.3)	(32.6)
Accrued liabilities and other	(79.5)	(42.7)
Cash provided by operating activities	230.1	392.8
Investing Activities:
Purchases of property, plant and equipment	(168.2)	(139.2)
Proceeds from sales of businesses, net of transaction costs	158.1	-
Proceeds from disposal of property, plant and equipment	92.0	2.8
Purchases of businesses	-	(10.0)
Other	(0.2)	1.3
Cash provided by (used in) investing activities	81.7	(145.1)
Financing Activities:
Borrowings on long-term debt	350.0	7.1
Payments on long-term debt and finance leases	(507.6)	(6.4)
Net borrowings (repayments) under credit facilities	4.9	(5.9)
Debt issuance costs	(5.5)	-
Debt extinguishment charge	(20.9)	-
Dividends paid to noncontrolling interests	(14.0)	(10.0)
Sale to noncontrolling interests	-	14.4
Taxes on share-based compensation and other	(9.9)	(6.5)
Cash used in financing activities	(203.0)	(7.3)
Increase in cash and cash equivalents	108.8	240.4
Cash and cash equivalents at beginning of period	382.0	141.6
Cash and cash equivalents at end of period	$490.8	$382.0

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)
	Three Months Ended				Fiscal Year Ended
	December 31		December 31		December 31		December 31
	2019		2018		2019		2018
Market
Aerospace & Defense:
Jet Engines	$283.5	28%	$301.9	29%	$1,138.1	28%	$1,151.4	29%
Airframes	147.2	14%	142.2	14%	615.2	15%	537.0	13%
Government Aerospace & Defense	98.4	10%	77.8	7%	377.1	9%	277.1	7%
Total Aerospace & Defense	$529.1	52%	$521.9	50%	$2,130.4	52%	$1,965.5	49%
Oil & Gas	114.5	11%	132.7	13%	510.6	12%	546.2	13%
Automotive	72.5	7%	78.9	8%	296.6	7%	323.4	8%
Energy	83.3	8%	54.2	5%	286.3	7%	234.5	6%
Food Equipment & Appliances	49.4	5%	63.6	6%	205.8	5%	244.9	6%
Construction/Mining	40.8	4%	56.1	5%	195.0	5%	226.0	6%
Medical	42.9	4%	40.3	4%	172.4	4%	183.1	4%
Electronics/Computers/Communications	46.5	5%	47.2	5%	163.2	4%	156.9	4%
Other	39.6	4%	43.0	4%	162.2	4%	166.1	4%
Total	$1,018.6	100%	$1,037.9	100%	$4,122.5	100%	$4,046.6	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	31%	33%	30%	32%	30%
Titanium and titanium-based alloys	19%	19%	19%	18%	17%
Precision forgings, castings and components	17%	16%	19%	18%	20%
Precision and engineered strip	14%	14%	14%	13%	14%
Zirconium and related alloys	6%	5%	5%	6%	5%
Total High-Value Products	87%	87%	87%	87%	86%
Standard Products
Standard stainless products	13%	13%	13%	13%	14%
Grand Total	100%	100%	100%	100%	100%

Note: FRP conversion services are excluded from this presentation.

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
Shipment Volume:	2019	2019	2018	2019	2018

Flat Rolled Products (000's lbs.)
High value	87,636	92,161	89,963	351,841	346,564
Standard	82,229	94,019	90,529	361,736	400,995
Flat Rolled Products total	169,865	186,180	180,492	713,577	747,559

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.14	$3.48	$3.14	$3.30	$3.20
Standard	$1.51	$1.38	$1.43	$1.41	$1.41
Flat Rolled Products combined average	$2.35	$2.42	$2.28	$2.34	$2.24

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018

Numerator for Basic net income per common share -
Net income attributable to ATI	$56.5	$111.0	$41.1	$257.6	$222.4
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.1	3.2	3.3	12.8	12.9
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$59.6	$114.2	$44.4	$270.4	$235.3

Denominator for Basic net income per common share -
Weighted average shares outstanding	125.9	125.9	125.2	125.8	125.2
Effect of dilutive securities:
Share-based compensation	1.3	0.9	1.4	0.8	0.8
4.75% Convertible Senior Notes due 2022	19.9	19.9	19.9	19.9	19.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	147.1	146.7	146.5	146.5	145.9

Basic net income attributable to ATI per common share	$0.45	$0.88	$0.33	$2.05	$1.78

Diluted net income attributable to ATI per common share	$0.41	$0.78	$0.30	$1.85	$1.61

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	December 31	December 31
	2019	2018

Accounts receivable	$554.1	$527.8
Short-term contract assets	38.5	51.2
Inventory	1,155.3	1,211.1
Accounts payable	(521.2)	(498.8)
Short-term contract liabilities	(78.7)	(71.4)
Subtotal	1,148.0	1,219.9

Allowance for doubtful accounts	4.6	6.0
LIFO reserve	(33.6)	(2.9)
Inventory reserves	104.1	88.5
Managed working capital	$1,223.1	$1,311.5

Annualized prior 3 months sales	$4,074.4	$4,151.3

Managed working capital as a % of annualized sales	30.0%	31.6%

December 31, 2019 change in managed working capital	$(88.4)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	December 31	December 31
	2019	2018

Total debt (a)	$1,411.2	$1,552.5
Less: Cash	(490.8)	(382.0)
Net debt	$920.4	$1,170.5

Net debt	$920.4	$1,170.5
Total ATI stockholders' equity	2,090.1	1,885.7
Net ATI capital	$3,010.5	$3,056.2

Net debt to ATI capital	30.6%	38.3%

Total debt (a)	$1,411.2	$1,552.5
Total ATI stockholders' equity	2,090.1	1,885.7
Total ATI capital	$3,501.3	$3,438.2

Total debt to total ATI capital	40.3%	45.2%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated February 4, 2020:

	Three Months Ended	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2019	December 31, 2019	December 31, 2018

Net income attributable to ATI	$56.5	$257.6	$222.4
Adjust for special items:
Gain on sale of oil & gas rights, net of tax (a)	$-	$(87.8)	$-
Loss on sale of industrial forgings business, net of tax (b)	-	7.6	-
Gain on sale of cast products business, net of tax (c)	-	(6.0)	-
Restructuring, net of tax (d)	4.3	4.3	-
Debt extinguishment charge, net of tax (e)	20.5	20.5	-
Joint venture impairment reserve, net of tax (f)	10.8	10.8	-
Income tax valuation allowance (g)	(41.9)	(41.9)	-
Gain on joint venture deconsolidation, net of tax (h)	-	-	(14.7)
Net income attributable to ATI excluding special items	$50.2	$165.1	$207.7

	Per Diluted Share *	Per Diluted Share *	Per Diluted Share *

Net income attributable to ATI	$0.41	$1.85	$1.61
Adjust for special items:
Gain on sale of oil & gas rights, net of tax	$-	$(0.60)	$-
Loss on sale of industrial forgings business, net of tax	-	0.05	-
Gain on sale of cast products business, net of tax	-	(0.04)	-
Restructuring, net of tax	0.03	0.03	-
Debt extinguishment charge, net of tax	0.14	0.14	-
Joint venture impairment reserve, net of tax	0.07	0.07	-
Income tax valuation allowance	(0.29)	(0.29)	-
Gain on joint venture deconsolidation, net of tax	-	-	(0.10)
Net income attributable to ATI excluding special items	$0.36	$1.21	$1.51
* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) Full year 2019 results include a $91.7 million pre-tax gain on the sale of oil & gas rights in New Mexico.

(b) Full year 2019 results include an $8.1 million pre-tax loss on the sale of the industrial forgings business, including $10.4 million of allocated goodwill.

(c) Full year 2019 results include a $6.2 million pre-tax net gain on the sale of the cast products business, which includes a $10.2 million write-down of the carrying value of long-lived assets of the retained Salem operations.

(d) Full year and Q4 2019 results include a $4.5 million pre-tax restructuring charge to streamline ATI’s salaried workforce primarily to improve the cost competitiveness of the U.S.-based Flat-Rolled Products business.

(e) Full year and Q4 2019 results include a $21.6 million pre-tax debt extinguishment charge for the full redemption of the $500 million, 5.95% Senior Notes due 2021.

(f) Full year and Q4 2019 results include an $11.4 million pre-tax joint venture impairment charge for the Allegheny & Tsingshan Stainless joint venture, which included ATI's 50% share of the JV's impairment charge on the carrying value of long-lived assets at the Midland, PA production facility.

(g) Full year and Q4 2019 results include a $41.9 million discrete tax benefit primarily related to the reversal of a portion of deferred tax valuation allowances due to exiting the three-year cumulative loss condition for U.S. Federal and state jurisdictions at year-end 2019.

(h) Full year 2018 results include a gain on deconsolidation of Allegheny & Tsingshan Stainless joint venture following the sale of a 50% noncontrolling interest and subsequent derecognition. The $15.9 pretax gain, including ATI's retained 50% share, was recorded at fair value.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plans.

First Quarter 2019
Per Diluted Share

Net income attributable to ATI	$0.12
Tax rate impact (i)	(0.03)
Adjusted net income attributable to ATI	$0.09
(i) Tax rate impact adjusts first quarter 2019 reported earnings per share, which used a 4.7% effective tax rate applied to income before taxes, to a 24% effective tax rate applied to income before taxes, which is the mid-point of the anticipated annual effective tax rate range for fiscal year 2020, including the impacts of potentially dilutive securities.

Adjusted Sales Information		Industrial Forgings and
	Reported	Cast Products Businesses	Adjusted

Total ATI Sales- Q4 2019	$1,018.6	$-	$1,018.6
Total ATI Sales- Q4 2018	1,037.9	(48.0)	989.9
Percentage Change	-1.9%		2.9%

Total ATI Sales- Full Year 2019	$4,122.5	$(95.3)	$4,027.2
Total ATI Sales- Full Year 2018	4,046.6	(182.8)	3,863.8
Percentage Change	1.9%		4.2%

HPMC Sales- Q4 2019	$602.8	$-	$602.8
HPMC Sales- Q4 2018	596.1	(48.0)	548.1
Percentage Change	1.1%		10.0%

Total ATI Aerospace & Defense Markets Sales- Full Year 2019	$2,130.4	$(68.0)	$2,062.4
Total ATI Aerospace & Defense Markets Sales- Full Year 2018	1,965.5	(108.1)	1,857.4
	8.4%		11.0%
Adjusted Sales metrics are non-GAAP measures that exclude the impacts of divestitures. These measures are utilized by management to evaluate underlying business trends of the ongoing businesses.

Contacts

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com